EXHIBIT 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into with the intent it be effective as of May 1, 2024 (the “Amendment Effective Date”) by and between NICHOLAS FINANCIAL, INC. (“Company”) and IRINA NASHTATIK (“Employee”). This Amendment amends that certain Employment Agreement between Company and Employee with an effective date of July 21, 2022 (the “Agreement”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement.

In consideration of the mutual covenants and agreements of the parties herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Employee agree that the Agreement is hereby amended as follows:

1.
Section 2 (“TERM”). Effective as of the Amendment Effective Date, all of the provisions of Section 2 (“TERM”) of the Agreement are hereby deleted in their entirety and replaced with the following new provisions for Section 2:

“The employment of the Employee under the Agreement commenced on or around July 1, 2022, and the employment of the Employee will continue until December 31, 2024 (“Amended Employment Term”). By mutual written consent, Company and Employee may extend the Amended Employment Term (an “Extension”). For the planning purposes of Company and Employee, it is the intent of each party to decide and notify the other party in writing by August 31, 2024 if an Extension will be entered into by Company and Employee. For purposes of clarification only, the Amended Employment Term will not automatically extend and will only extend if Company and Employee mutually agree in writing to an Extension. Notwithstanding anything to the contrary herein, this Agreement may be terminated in accordance with Section 5 hereof (with the exception of the obligations of the parties hereunder that shall survive any such termination). Expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the expiration of this Agreement, which rights and obligations will survive the expiration of this Agreement.”

2.
Section 3 (“COMPENSATION”). (i) Section 3(a) (“Annual Base Salary”) is hereby deleted in its entirety and replaced with the following:

“(a) Amendment Employment Term Base Salary. The Employee shall receive, and the Company shall pay, a base salary of $240,000 from the Amendment Effective Date to December 31, 2024 (the “Amendment Employment Term Base Salary”). The Amendment Employment Term Base Salary may be increased by the Company’s Board of Directors in its sole discretion. The Amendment Employment Term Base Salary shall be payable in equal installments in accordance with the policy then prevailing for the Company’s employees. The Employee also shall be entitled, during the Amended Employment Term, to participate in and receive payments from all incentive compensation plans as may be adopted by the Company and as are made available to other employees of the Company.”

(ii) Section 3(b) (“Bonus”) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Amendment Employment Term Bonus. The Employee shall receive, and the Company shall pay, a bonus in the range of TWENTY-FIVE THOUSAND DOLLARS ($25,000) to SEVENTY-FIVE THOUSAND DOLLARS ($75,000) on or before December 31, 2024 (the “Amendment Employment Term Bonus”). The final amount of the Amendment Employment Term Bonus shall be determined by the Company’s Board of Directors in its sole discretion. For purposes of clarification only, if the Agreement is terminated voluntarily by Employee prior to December 31, 2024, Employee shall not receive the Amendment Employment Term Bonus.”

3.
Section 4 (“NONCOMPETITION, NON-DISCLOSURE AND STOCK OWNERSHIP REQUIREMENTS”). Sections 4(b) (i), (ii), (iii) and Section 4(d) of the Agreement are hereby deleted in their entirety. For purposes of clarification only, the removal of these noncompete provisions are intended to allow Employee to perform similar services for a separate company after the expiration or termination of this Agreement; however, Employee accepts, acknowledges and agrees that Employee shall devote her best efforts and substantially all of her business time, skill, labor and attention to the performance of her duties for Company during the Amended Employment Term (including any Extensions to such Amended Employment Term), and none of the other obligations of Employee are limited by the removal of the noncompete provisions detailed herein.
4.
Section 5 (“TERMINATION”). Section 5(e) (“Voluntary Termination by Employee”) is hereby deleted in its entirety and replaced with the following:

“The Employee agrees to provide the Company with at least twenty (20) calendar days’ (“Termination Notice Period”) prior written notice of her intent to terminate employment voluntarily. Failure to provide such notice terminates the Employee’s entitlement to payment of accrued, unused benefits, if any. However, the Company reserves the right to terminate the Employee before the end of the Termination Notice Period, provided that the Company pays the Employee the salary that she would have received from the date of the last payroll payment to the end of the Termination Notice Period. Such salary shall be paid in accordance with the Company’s normal payroll procedures applicable to Amendment Employment Term Base Salary. The Company and the Employee may also terminate the Employee’s employment by mutual agreement documented in writing before the end of the Termination Notice Period, in which case the Employee’s entitlement to payment of Amendment Employment Term Base Salary and accrued, unused benefits, if any, is terminated on the date of the written mutual agreement. During the Termination Notice Period, the Employee agrees to make a good faith effort to perform the duties described hereunder. If, during the Term, the Employee voluntarily terminates her employment with the Company, the Company’s obligations, including payment obligations, under this Agreement shall cease, except that the Company shall pay the Employee the salary that she would have received from the date of the last payroll payment to the end of the Termination Notice Period in accordance with the Company’s normal payroll procedures applicable to Base Salary.” Section 5(f) (“Regular Severance Payments”) of the Agreement is hereby deleted in its entirety.

5.
Section 12 (“NOTICE”). Section 12 (“Notice”) of the Agreement is hereby amended and revised to change the notice address of the Company to the following:

“Nicholas Financial, Inc.

Attention: Anthony D. Scioli, Esquire

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102”

6.
Miscellaneous. All other terms and conditions of the Agreement remain unchanged and in full force and effect. This Amendment and the Agreement constitute the entire understanding between Company and Employee with respect to the subject matter hereof and supersede all negotiations, representations, and prior discussions and preliminary agreements between Company and Employee relating to the same subject matter. In the event of any conflict, ambiguity or inconsistency between this Amendment and the Agreement, this Amendment shall govern and control. As amended by this Amendment, the Agreement remains in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed a single document. Signatures delivered electronically shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment with the intent it be effective as of the Amendment Effective Date.

NICHOLAS FINANCIAL, INC.	IRINA NASHTATIK
By: /s/ Mike Rost Name: Mike Rost Title: Chief Executive Officer Date: 06/06/2024	By: /s/ Irina Nashtatik Name: Irina Nashtatik Title: Chief Financial Officer Date: 06/06/2024